As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-178497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

AGL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2210952
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
 (Address of Principal Executive Offices)

BIRDSALL, INC. RETIREMENT SAVINGS PLAN
NICOR COMPANIES SAVINGS INVESTMENT PLAN
NICOR GAS THRIFT PLAN
(Full Title of the Plans)

Paul R. Shlanta
Executive Vice President, General Counsel and
Chief Ethics and Compliance Officer
AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(404) 584-4000
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to: Michael L. Stevens Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7970

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer X	Accelerated filer ___
Non-accelerated filer __	Smaller reporting company ___
(Do not check if a smaller reporting company)

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment relates to AGL Resources Inc.’s (the “Registrant”) Registration Statement on Form S-8 (File No. 333-178497), filed on December 14, 2011 (the “Registration Statement”), pertaining to the Registrant’s common stock (“Common Shares”) and plan interests to be offered under the Birdsall, Inc. Retirement Savings Plan, the Nicor Companies Savings Investment Plan and the Nicor Gas Thrift Plan.

Upon the Registrant’s sale of its Tropical Shipping business on September 1, 2014, the offering of Common Shares and plan interests in the Birdsall, Inc. Retirement Savings Plan ceased.  The Registrant hereby removes and withdraws from registration all Common Shares and plan interests that previously were registered with respect to the Birdsall, Inc. Retirement Savings Plan and that remained unissued at the termination of such offering.

This Post-Effective Amendment does not remove from registration any of the Common Shares or plan interests registered with respect to the Nicor Companies Savings Investment Plan, which has been merged into the AGL Resources Inc. Retirement Savings Plus Plan, or with respect to the Nicor Gas Thrift Plan.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 23, 2015.

AGL RESOURCES INC.

/s/ Paul R. Shlanta
Executive Vice President, General Counsel and
Chief Ethics and Compliance Officer